Exhibit 19

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

I.Purpose
This Insider Trading Policy (the "Policy") provides guidelines with respect to transactions in the securities of First Merchants Corporation (the "Company") and the handling of confidential information about the Company and the companies with which the Company does business. The Company's Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

II.Coverage

Transactions Subject to the Policy
This Policy applies to transactions in the Company's securities (collectively referred to in this Policy as "Company Securities"), including the Company's common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants.

Persons Subject to the Policy
Except for Article IX, this Policy applies to all employees included in Senior Management of the Company and all members of the Company’s Board of Directors (“Covered Persons”). The Company may also determine that other persons are subject to this Policy such as their assistants and contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a Covered Person’s household and entities controlled by a person covered by this Policy, as described below.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the principal responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Covered Persons may be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. See "Consequences of Violations" page 6.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

Administration of the Policy

The Corporate Secretary shall serve as the Compliance Officer for the purposes of this Policy. In the Compliance Officer’s absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
III.Statement of Policy

Any person covered by this Policy who is aware of material nonpublic information relating to the Company may not, directly or indirectly:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings "Transactions Under Company Plans" (page 3); “Rule 10b5-1 Plans” (page 4); and "Transactions Not Involving a Purchase or Sale" (page 5).
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company, including the Company’s contractors and consultants, whose responsibilities do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and investment advisors;
4.Assist anyone engaged in the above activities.
In addition, an Insider who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company's securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

IV.Definition of Material Nonpublic Information
Material Information. Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company's pricing or cost structure;
•Major marketing changes;
•A change in senior management;
•A change in auditors or notification that the auditor's reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•Significant regulatory developments; and
•A significant cybersecurity incident.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

When Information is Considered Public.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the proper media, the company website, and public disclosure documents filed with the SEC that are available on the SEC's website. Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, a Covered Person should not trade in Company Securities until the following Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

V.Exceptions to Policy.

A.Transactions Under Company Plans.

This Policy does not apply to the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company's 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy does apply, however, to certain elections a Covered Person may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to the Company stock fund; or (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to the election he or she made at the time of enrollment in the plan. This Policy does apply, however, to the following: (a) an election to participate in the plan for any enrollment period; (b) a sale of Company Securities purchased pursuant to the plan; (c) an election to increase or decrease the amount of his or her contribution during an offering period.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company's dividend reinvestment plan resulting from a Covered Person’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions he or she may choose to make to the dividend reinvestment plan, and to his or her election to participate in the plan or increase the level of participation in the plan. This Policy also applies to a Covered Person’s sale of any Company Securities purchased pursuant to the plan.

Equity Compensation Plan for Non-employee Directors. This policy does not apply to purchases of Company Securities under the Company’s equity compensation plan for non-employee directors.

B.Rule 10b5-1 Plans

Rule 10b5-l under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1, which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into in good faith and at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person is responsible for compliance with Rule 10b5-1, including “cooling off periods” and the requirements that the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

Transactions Not Involving a Purchase or Sale

Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
VI.Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, any persons covered by this Policy shall not engage in any of the following transactions without the prior approval of the Compliance Officer.
Short-Term Trading.

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market shall not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Hedging and Short Sales.

Hedging and short sales of Company Securities may signal to the market that a Covered Person lacks confidence in the Company's prospects, and they may reduce a Covered Person’s incentive to seek to improve the Company's performance. Therefore, Covered Persons are prohibited from:

1.Purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company Securities granted to the Covered Person by the Company as part of his or her compensation or held, directly or indirectly, by the Covered Person; or

2.Engaging in short sales of Company Securities (i.e., the sale of a security that the seller does not own).

    Margin Accounts and Pledged Securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan without the prior written approval of the Compliance Officer.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans as described above) create heightened risks for insider trading

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities.
Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after a covered person’s termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. However, the pre-clearance procedures (Page 7), will cease to apply to that individual’s transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

VII.Cybersecurity Disclosure Controls and Procedures

The Company’s procedures related to cybersecurity risk and incidents are described in the Information Security Policy and Incident Response Plan. In the event of an Incident (as defined in the Incident Response Plan), the General Counsel will determine if the Incident is Material Information. In such case, the Company’ Board of Directors and Executive Officers will be advised that they are not permitted to trade in company securities until three (3) business days after the Company’s filing of its Form 8-K, or for a longer period as determined by General Counsel.
VIII.Consequences of Violations

A Covered Persons’ purchase or sale of Company Securities while aware of material nonpublic information, or his or her disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Justice Department and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual's failure to comply with this Policy violates the Company’s Code of Conduct and may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the individual's failure to comply also violates securities laws. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

IX.Section 16a Reporting Procedures Overview

The Company has established additional procedures to comply with the SEC's rules under Section 16(a) of the Exchange Act, as well as Rule 144 under the Securities Act of 1933 which impose reporting requirements on Insiders (which for purposes of this Article IX includes Board of Director-designated executive officers, directors and 10% shareholders). If there is any change in an Insider’s ownership of Company Securities at any time, other than through certain exempt Company benefit plans, the Insider will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction.

Sales of Company Securities by its "affiliates" are subject to specific regulations under the federal securities laws. Rule 144 under the Securities Act of 1933 provides a "safe harbor" procedure under which certain sales by affiliates are permitted. Each executive officer and director is deemed to be an "affiliate" and must comply with Rule 144 when selling common shares held either directly or beneficially.

The filing of Form 144 is required if more than 5,000 shares or shares valued at more than $50,000 are sold during any three-month period. Further, Rule 144 places limitations on the number of common shares that may be sold under the safe harbor rules. Generally, the number of common shares that may be sold in any three-month period is 1% of the outstanding shares of the same class being sold.

Insiders are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited.
Pre-Clearance Procedures.

Before engaging in any transaction in Company Securities, Insiders and their family members and controlled entities must first obtain pre-clearance of the transaction from the Compliance Officer or his or her designee. A request for pre-clearance should be submitted to the Compliance Officer for approval at least two business days before the proposed transaction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt "opposite-way" transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

Quarterly Trading Restriction.

Insiders who are subject to the pre-clearance procedures and certain Finance Department employees designated by the Compliance Officer, as well as their family members or controlled entities, may not conduct any transactions involving the Company's Securities (other than as specified by this Policy), during a "Blackout Period" beginning 7 days prior to the end of each fiscal quarter and ending at the end of the 2nd business day following the date of the public release of the Company's earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the "Window Period" beginning on the 3rd business day following the public release of the Company's quarterly earnings and ending one (1) week prior to the close of the next fiscal quarter.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two (2) business days in advance of any proposed transaction involving Company Securities.
Event-Specific Trading Restriction Periods.

From time to time, Insiders may learn of material nonpublic information about the Company. So long as this information remains material and nonpublic, Insiders may not trade Company Securities. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, Insiders should refrain from trading in Company Securities even sooner than the regular Blackout Period described above. In those situations, the Compliance Officer shall notify these persons that they should not trade in the Company's Securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated a director, executive officer, employee consultant or consultant as a person who should not trade due to an event specific restriction, he or she should not trade while aware of material nonpublic information.

Exceptions.

The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings "Transactions Under Company Plans” (page 5) and "Transactions Not Involving a Purchase or Sale” (page 7). Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025

Company Assistance

Any person who has a question about this Policy and Procedures, or their application to any proposed transaction, may obtain additional guidance from the Compliance Officer, who can reached by telephone at 765-521-7619 or by e-mail at nweaver@firstmerchants.com.

Certifications

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy and Procedures.

    Effective Date

This policy is effective November 7, 2018, and supersedes any previous policy of the company concerning insider trading and Section 16 compliance and procedures.

Policy Creation Date: Unknown
Nominating & Governance Committee: February 6, 2025
Board of Directors: February 7, 2025